Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SYNTA PHARMACEUTICALS CORP.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Synta Pharmaceuticals Corp.

2.             The Restated Certificate of Incorporation is hereby amended to change the capitalization of the Corporation by striking Article FOURTH, Section A of the Restated Certificate of Incorporation and by replacing Article FOURTH, Section A with the following new Article FOURTH, Section A:

“A.          Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 205,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).”

3.             The Amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 13th day of June, 2013.

/s/ Safi R. Bahcall
Safi R. Bahcall, Ph.D.
President and Chief Executive Officer